UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2010

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)

1055 West 8th  Street
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2010, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Physicians Formula Holdings, Inc. (the "Company") approved second amended and restated employment agreements (the "Amended Employment Agreements") with each of Ingrid Jackel, the Company’s Chief Executive Officer, and Jeffrey P. Rogers, the Company’s President.  The Amended Employment Agreements were entered into in order to make certain clarifying amendments relating to compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

In addition, the Amended Employment Agreements (i) eliminate the provision relating to annual salary adjustments pursuant to the Employment Cost Index published by the Bureau of Labor Statistics, (ii) include certain employment benefits available to each of the executive officers and (iii) clarify the calculation of the severance benefit in the previously existing employment agreement if the executive officer’s employment is terminated within one year following a Change of Control (as defined in the Amended Employment Agreements).

The foregoing description of the Amended Employment Amendments does not purport to be complete description and is qualified in its entirety by reference to the full text of the Amended Employment Agreements that are attached hereto as Exhibits 10.1 and 10.2 of this Current Report, and is incorporated by reference into this Item 5.02.

Item 9.01  Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement, dated as of February 19, 2010, by and between Physicians Formula, Inc. and Ingrid Jackel.
10.2	Second Amended and Restated Employment Agreement, dated as of February 19, 2010, by and between Physicians Formula, Inc. and Jeffrey P. Rogers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
/s/ Jeff M. Berry
Date: February 23, 2010	Name:	Jeff M. Berry
	Title:	Chief Financial Officer